                                                                  EXHIBIT 10.2.1

                              EXTENSION OF TERM AND
                      FURTHER AMENDMENT TO LEASE AGREEMENT

This document is enter into by and between Paul Katzeff and Joan Katzeff, husband and wife (hereinafter referred to as "Lessor") and Thanksgiving Coffee Company, Inc. (hereinafter referred to as "Lessee") who agree as follows:

1. Lessee entered into a written Commercial Lease Agreement dated March 1, 1986 with Lessor's predecessor in title, Sun Terminals, for certain improved premises located on the waterfront on the southerly side of Noyo Harbor on South Harbor Drive, Fort Bragg, California (hereinafter referred to as the "Waterfront Premises"). The terms of the Waterfront Premises Lease was amended in 1987, 1988 and last in May of 1989.

2. Lessee also entered into a written Commercial Lease and Deposit Receipt dated November 1, 1987 with Lessor for improved premises located at 19100 S. Noyo Harbor Drive, Fort Bragg, California (hereinafter referred to as the "Main Facilities"). By reason of the exercise of options and the renegotiation of terms in connection therewith, said Main Facilities Premises Lease has been extended to the present.

3. Lessee is currently paying $5,000 per month for the use and occupancy of the entire Main Facilities Premises and for a specifically designated 25% of the Waterfront Premises, both on a triple net basis for each entire building.

4. The parties acknowledge that Lessee has paid the rent timely and fully and is otherwise in full compliance with the terms of both of the Leases described above through March 31, 1992. The parties acknowledge that the current monthly rent is $5,000.

5. Lessor has recently acquired certain additional real property improvements primarily consisting of a building suitable as a shipping facility for Lessee's use which Lessee desires to lease (hereinafter referred to as the "Shipping Facility"), while concurrently adjusting Lessee's obligations for its use of the 25% of the Waterfront Premises which it is presently using.

6. Now the parties desire to modify, coordinate set forth their revised and mutual arrangements for the lease, use and payment of rentals for the Waterfront Premises, the Main Facilities Premises and the Shipping Facility Premises, as follows.

A. Effective as of April 1, 1992 Lessee shall have the use of the entire Main Facilities Premises and the neighboring Shipping Facility Premises and of the specified 25% of the Waterfront Premises ("The Premises").

B. Lessee shall pay $5,000 each month for the Main Facilities Premises and the neighboring Shipping Facility Premises and $1,000 for the Waterfront Premises, for a total of $6,000 for the Premises which shall be due on the first day of each month, and late on the 10th.

C. In addition, Lessee shall be responsible for and shall pay all taxes, insurance, maintenance and costs of occupation and use of the Main Facilities Premises, Shipping Facility Premises and Waterfront Premises so as to achieve a "triple net lease" specifically including, but not limited to all items on the secured real property tax bill, all charges for utilities and other services provided to or used on the Main Facilities Premises, Shipping Facility Premises and Waterfront Premises, all premiums for casualty and extended coverage insurance on the improvements located on the Main Facilities Premises, Shipping Facility Premises and Waterfront Premises, all costs for maintenance, repairs and supplies required during the term, excepting those for the roof, foundation, and structural elements of the improvements, which shall remain and continue as Lessors' responsibility. If Lessee fails to pay any such item timely, Lessor may pay same and Lessee shall immediately reimburse Lessor the amount paid, including any penalties, as an additional rent due hereunder.

7. The parties now agree to extend the term of the Leases for an additional three years to March 31, 1995 on all of the same terms and conditions as are presently set forth in the two Lease documents, except as modified hereby.

8. This document constitutes an extension of and an amendment to the existing Waterfront Premises Lease and Main Facilities Premises Lease between Lessor and Lessee as previously amended. To the extent that it specifically conflicts with the provisions of said Leases, the provisions hereof shall control. In all other respects, the Leases shall continue in full force and effect during the extended term. This document, when read together with said Leases and all prior amendments constitutes the entire agreement between Lessor and Lessee. All modifications hereto must be in writing and signed by the party or parties to be charged.

Dated: April 1, 1992

              LESSOR:                                       /s/Paul Katzeff
                                                       --------------------
                                                               Paul Katzeff

                                                            /s/Joan Katzeff
                                                       --------------------
                                                               Joan Katzeff

              LESSEE:                          Thanksgiving Coffee Company,
                                             Inc., a California Corporation

                                                        by: /s/Joan Katzeff
                                                       --------------------
                                                    Joan Katzeff, President